Exhibit 23(a)

                       CONSENT OF INDEPENDENT AUDITORS

       We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Morrison Restaurants Inc. for the registration of 375,000 shares of its common stock and to the incorporation by reference therein of our report dated June 23, 1994, except for Note 12 of Notes to Consolidated Financial Statements as to which the date is August 8, 1994 with respect to the consolidated financial statements and schedules of Morrison Restaurants Inc. included in its Annual Report (Form 10-K) for the year ended
June 4, 1994, filed with the Securities and Exchange Commission.




                                   /s/ ERNST & YOUNG LLP




Birmingham, Alabama
December 29, 1994




















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